Exhibit 5.1

To the board of directors and sole shareholder of the Company

Luxembourg, 12 September 2014

PB/SBD/FAK – 56608.11218350v5

Atento S.A. – F-1 Registration Statement – Validity of Shares

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg and being registered with the Luxembourg Trade and Companies’ Register under number B 185.761 (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to to the issue and offering of 4,049,558 common shares of the Company without nominal value (the “Offered Shares”).

We have assumed for the purposes hereof, that, (i) the issue of the Offered Shares will be conditional upon the due and valid passing of the resolutions of the EGM and the Board Resolutions and (ii) the passing of the resolutions of the EGM and the Board Resolutions will have no retroactive effect and (iii) prior to the delivery and settlement of the Offered Shares, the resolutions of the EGM and the Board Resolutions will be duly and validly passed and will be in full force and effect and the conditions for the effectiveness of these resolutions will be fulfilled in accordance with applicable law.

We have reviewed, and relied on, (i) the consolidated articles of association of the Company as at 28 April 2014, (ii) draft resolutions to be adopted by the sole shareholder of the Company at an extraordinary general meeting (the “EGM”) approving inter alia, the creation of an authorized share capital (iii) draft consolidated articles of association of the Company reflecting the changes to be approved by the EGM (the “Restated Articles of Association”), (iv) draft resolutions to be adopted by the board of directors of the Company (the “Board Resolutions”) approving inter alia the issuance of the Offered Shares, that have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is validly existing as a société anonyme under the laws of the Grand Duchy of Luxembourg.

2. Subject to the due and valid passing of the EGM, the publication in the Mémorial C, Recueil des Sociétés et Associations of the minutes of the EGM, the valid passing of the Board Resolutions and the fulfilment of the conditions precedent set out in such resolutions, the Offered Shares will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Validity of Common Shares” and “Certain Taxation Considerations” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of the Luxembourg Bar.

Yours faithfully,

Arendt & Medernach SA

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